Exhibit 5

Opinion of Ledbetter Wanamaker Glass LLP

May 27, 2022

CoreCard Corporation

One Meca Way

Norcross, GA 30093

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by CoreCard Corporation, a Georgia corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 750,000 shares of common stock, $.01 par value, of the Company (the “Shares”), available for future issuance under the Company’s 2022 Employee Stock Incentive Plan (the “Plan”).

We are familiar with the actions taken by the Company in connection with the Plan. We have examined such certificates, documents, and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials, and other appropriate persons.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued in accordance with the terms of the Plan, the Shares will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

Ledbetter Wanamaker Glass LLP

By:  /s/ Larry D. Ledbetter

Larry D. Ledbetter, a Partner